Exhibit 99.1

AGREEMENT

THIS AGREEMENT, dated as of August 9, 2018, is by and between Third Point LLC (“Management Company”) and George Strawbridge, Jr. (“S”).

WHEREAS, the parties both believe that the value of the shares of capital stock (“Capital Stock”), $0.0375 par value, of Campbell Soup Company (the “Company”), could be substantially increased if the Company were prepared to entertain changes, likely under the guidance of a reconstituted Board of Directors; and

WHEREAS, the parties will seek to engage in private and public discussions with members of the Company’s board and management, and consider the designation of individuals to serve as directors of the Company.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the parties agree as follows:

1.	Coordinated Activities. Management Company will take the lead on all activities related to the parties’ pursuit of representation on the Board of Directors of the Company (the “Board”) including: (i) the selection of individuals to serve as directors of the Company; provided, that, (x) if requested by S, Management Company will include the three potential designees previously suggested by S, subject to the completion of due diligence, including background checks and entry, if appropriate, into customary nomination agreements, and (y) Management Company will designate the remaining designees subject to the reasonable review of, including a review of background checks by, S; provided, that Management Company will consider additional designee suggestions from S; (ii) the making, revising or withdrawing of any proposals to the Company regarding the conduct of its business, corporate governance matters (other than the designation of nominees for election to the Board), corporate transactions or otherwise; (iii) the conduct or settlement of any proxy contest, consent solicitation or similar actions involving the Company (other than the designation of nominees for election to the Board); (iv) the manner, form, content and timing of any communications with the Company as well as any public disclosures, public statements or other public communications, in each case relating to the Company, this agreement or the activities contemplated by this agreement (except to the extent such disclosure by S is required by a regulatory filing, but subject to Section 4 below); and (v) the conduct of any litigation or investigation related to the Company or the activities contemplated by this agreement so long as, in each case, S is not a party thereto; provided, however, that Management Company will not enter into any settlement or other agreement with the Company or its Board involving the governance of the Company (including board composition) or the pursuit of a corporate transaction involving the Company without the consent of S, unless the settlement or agreement includes the addition to the Company Board of directors designated by each party that are reasonably acceptable to both parties hereto. Management Company covenants and agrees to consult with S with respect to the form, content and timing of any communications with the Company or the taking of any of the other actions set forth in the foregoing sentence. Neither Management Company nor S will enter into any agreement, arrangement or understanding with any other person in connection with the holding, voting or disposition of Capital Stock; provided that notwithstanding the foregoing Management Company may enter into any such agreement, arrangement or understanding with its affiliates. S covenants and agrees to cooperate with Management Company in connection with the activities contemplated by this Section 1.

2.	Voting of Capital Stock. If the Management Company decides to nominate directors for election at the 2018 Meeting, each party shall:

(a)	use reasonable best efforts so that it may vote all Capital Stock with respect to which it has sole voting power for the election as directors of nominees selected in accordance with this agreement at any meeting of Company shareholders or by action by written consent; and

(b)	on the Meeting Date, (w) attend the 2018 Meeting in person or by proxy such that all Capital Stock with respect to which such party has sole voting power is represented at such meeting, (x) at the 2018 Meeting, vote such Capital Stock in person or by proxy in favor of the persons nominated by one or more affiliates of Management Company to the Board of Directors of the Company in accordance with this agreement (the “Actions”), and in favor of procedural actions or matters related to giving effect to the Actions or required to effect the approval of the Actions (but in no event in contravention of any of the Actions).

For purposes of this agreement, “Meeting Date” shall mean the date of the 2018 Meeting. “2018 Meeting” shall mean the next meeting of the shareholders of the Company called for the purpose of electing at least a majority of the directors and any special meeting of shareholders called for the purpose of electing directors before such meeting, and any adjournments or postponements thereof. For purposes of Section 2 of this agreement, S shall be deemed to have sole voting power of the Capital Stock held by the Revocable Trust of George Strawbridge, Jr. dated January 21, 1991, as amended and restated on December 12, 2016 and as may be further amended from time to time (the “Trust”).

3.	Communications. This agreement shall not restrict S’s ability to have discussions with family members and fiduciaries acting for their benefit or their respective advisors, provided, that (i) if S determines to send any written material in connection with such discussions, S will send only publicly available documents (or links thereto) or will otherwise provide Management Company with an opportunity to comment on any such written materials before the same are sent, and (ii) S will keep Management Company reasonably informed of any oral discussions that are relevant to the process. Except (i) for communications in accordance with the foregoing sentence and (ii) as required by law, S will not and will request that his wife and children do not, make any statements (a) which could reasonably be expected to be made public, (b) to Company officers or directors or to persons acting on behalf of such persons, in each case regarding the Company or S’s investment in the Company, without the prior written consent of the Management Company, which will not be unreasonably withheld. Each party shall reasonably promptly inform the other following any inquiry, outreach or other communication, including any, e-mail correspondence and telephone calls, from, or on behalf of, the Company, including any of its officers, directors, legal advisors, financial advisors or other representatives, that are relevant to the process.

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4.	Regulatory Reporting. The parties shall cooperate including providing the other party with not less than 24 hours prior notice (unless a shorter time is reasonably required by the circumstances) in connection with any regulatory filing that may be required to be made in connection with the matters contemplated by this agreement, including any filing made pursuant to Regulation 13D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The parties will file their own Schedule 13D in the event any group formed hereunder is required to make such filing. Each of the parties agrees that it shall be responsible for the completeness and accuracy of the information concerning it contained in any filing pursuant to Section 13(d), Section 14(a) or Section 16 of the Exchange Act and hereby agrees to indemnify the other party, from and against any losses, damages, costs, expenses (including any reasonable and documented attorneys’ fees), fines, penalties, disbursements and amounts paid in settlement arising out of any failure with respect to the completeness or accuracy of such information.

5.	Termination. This agreement will terminate at the completion of the 2018 Meeting (including any adjournment or postponement thereof), unless earlier terminated by mutual written agreement of the parties. Notwithstanding anything to the contrary contained herein, the last sentence of Section 4 and Sections 7, 8 and 9 shall survive any termination of this agreement.

6.	Relationship of the Parties. Nothing in this agreement shall be construed as creating among the parties any joint venture, partnership, association or other entity for any purpose (including, without limitation, for U.S. income tax purposes) or any agency relationship, nor shall any party, except as expressly set forth in this agreement, (i) have the right, power or authority to create any obligation or duty, express or implied, on behalf of any other party or (ii) have any fiduciary or other duties to any other party. Each party agrees that it does not have any interest in the profits or losses of the other party in connection with its acquisition or disposition of any securities of the Company.

7.	Expenses. Each party shall bear its own expenses.

8.	Miscellaneous. This agreement (i) shall be governed by and construed in accordance with the laws of the State of New York, (ii) may not be assigned, amended, waived or modified except by a writing signed by each party, (iii) may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument and (iv) represents the entire agreement between the parties with respect to the subject matter of this agreement. For purposes of this agreement “beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

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9.	Confidentiality. Each party will treat all non-public information received from the other party as confidential and use reasonable precautions to safeguard the confidentiality of such information.

10.	Privilege; Joint Defense. To the extent that any confidential information may include materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such materials is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All confidential information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine.

11.	Specific Performance. Each party to this agreement acknowledges that money damages would not be a sufficient remedy for any breach of this agreement by it and consents to a court of competent jurisdiction entering an order finding that the non-breaching party has been irreparably harmed as a result of any such breach and to the granting of injunctive relief as a remedy for any such breach.

12.	Each party hereby represents and warrants to the other party that, except as set forth on Schedule I, such party does not have beneficial ownership of any securities of the Company as of the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the day and year first written above.

THIRD POINT LLC

By:	/s/ Joshua L. Targoff
Name: Joshua L. Targoff Title: Chief Operating Officer and General Counsel

George Strawbridge, Jr.

/s/ George Strawbridge, Jr.

Schedule I

Person	Beneficial Ownership

Management Company	17,000,000 shares of Capital Stock

S	8,323,669 shares of Capital Stock